Form 8-k is being submitted pursuant to Rule 901(d) of Regulation S-T

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 25, 2000

First Financial Holdings, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-17122	57-0866076
State or other jurisdiction of incorporation	Commission File Number	I.R.S. Employer I.D. number

34 Broad Street, Charleston, South Carolina		29401
(Address of principal executive offices)		(Zip Code)

(843)529-5933
Registrant's telephone number (including area code)

Item 5.  Other Events

     On February 25, 2000, First Financial Holdings, Inc. announced that it is commencing a stock repurchase program to acquire up to approximately 500,000 shares, or 3.7% of the Corporation's outstanding common stock. The repurchase plan is expected to be completed by September 30, 2000. For more information regarding this matter, see the press release attached hereto as Exhibit 1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

Exhibit (1). Press release dated February 25, 2000.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL HOLDINGS, INC.

/s/ Susan E. Baham

Susan E. Baham

Senior Vice President and Chief Financial Officer

Date: February 28, 2000

Exhibit 1

Press release dated February 25, 2000.

Contact:	Susan E. Baham
Senior Vice President
843-529-5601

FIRST FINANCIAL HOLDINGS, INC. ANNOUNCES
STOCK REPURCHASE PROGRAM

     Charleston, South Carolina (February 25, 2000) -- First Financial Holdings, Inc. (NASDAQ: FFCH) today announced that the Board of Directors has authorized the Company to commence a stock repurchase program to acquire up to approximately 500,000 shares of the Company's common stock, which represents approximately 3.7% of the outstanding common stock. The repurchase program is expected to end by September 30, 2000.

     Commenting on the announcement, A. Thomas Hood, President and Chief Executive Officer, said, "We are pleased that the Board has authorized the stock repurchase program. The Board believes that the current market price of the Company's common stock does not adequately reflect the true value of the Company."

     Hood also stated that the repurchases generally would be effected through broker-assisted open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases. No shares will be repurchased directly from directors, officers or affiliates of the Company. The number of shares to be purchased in the open market during any day generally is not to exceed 25% of the average daily trading volume of the common stock over the preceding four weeks, except for block purchases.

     First Financial Holdings, Inc. is the holding company of First Federal Savings and Loan Association of Charleston and Peoples Federal Savings and Loan Association, Conway. The Associations operate a total of 39 offices in South Carolina located in the Charleston Metropolitan area and Horry, Georgetown, Florence and Beaufort Counties and a loan origination office in coastal North Carolina. The Company also provides brokerage, trust and insurance services through First Southeast Investor Services, First Southeast Fiduciary and Trust Services and First Southeast Insurance Services.